EXHIBIT 21

                        SUBSIDIARIES OF CORVU CORPORATION

NAME                            STATE/JURISDICTION OF INCORPORATION/ORGANIZATION
CorVu North America, Inc.       Minnesota, USA

CorVu Software Marketing, Inc.  Minnesota, USA
         CorVu Software, Ltd.   England

CorVu Latin America, Inc.       Minnesota, USA

CorVu Plc                       England

CorVu Australasia Pty. Ltd.     Australia
         CorVu Asia Limited     China


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